SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT – February 15, 2016
(Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

DELAWARE	1-8974	22-2640650
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

115 TABOR ROAD, MORRIS PLAINS, NEW JERSEY	07950
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 15, 2016, Honeywell International Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Bank PLC, Citigroup Global Markets Limited, Goldman, Sachs & Co., Merrill Lynch International and the other several underwriters party thereto (the “Underwriters”), relating to the Company’s public offering of €1,000,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2018, €1,000,000,000 aggregate principal amount of its 0.650% Senior Notes due 2020, €1,250,000,000 aggregate principal amount of its 1.300% Senior Notes due 2023 and €750,000,000 aggregate principal amount of its 2.250% Senior Notes due 2028 (collectively, the “Notes”). The Company intends to use the net proceeds of the offering of the Notes for general corporate purposes, including the repayment of commercial paper.

The offering of the Notes was made pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-208501) filed with the Securities and Exchange Commission (the “SEC”) on December 11, 2015.

Pursuant to the Underwriting Agreement, the Company agreed to sell the Notes to the Underwriters, and the Underwriters agreed to purchase the Notes for resale to the public. The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters against certain liabilities and customary contribution provisions in respect of those liabilities.

The Company expects the offering of the Notes to close on February 22, 2016, subject to customary closing conditions.

The Underwriting Agreement is filed as an exhibit to this current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of February 15, 2016, among Honeywell International Inc., Barclays Bank PLC, Citigroup Global Markets Limited, Goldman, Sachs & Co., Merrill Lynch International and the other several underwriters party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2016	HONEYWELL INTERNATIONAL INC.

	By:	/s/ Jeffrey N. Neuman
Jeffrey N. Neuman
Vice President, Corporate Secretary and
Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of February 15, 2016, among Honeywell International Inc., Barclays Bank PLC, Citigroup Global Markets Limited, Goldman, Sachs & Co., Merrill Lynch International and the other several underwriters party thereto